Exhibit 5.2

LAW OFFICES 15 West South Temple Suite 1200 Gateway Tower West Salt Lake City, UT 84101 801.257.1900 801.257.1800 (Fax) www.swlaw.com	ALBUQUERQUE BOISE DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX RENO SALT LAKE CITY TUCSON WASHINGTON DC

June 13, 2019

APX Group, Inc.

4937 North 300 West

Provo, Utah 84604

Ladies and Gentlemen:

We have acted as special Utah counsel to Vivint, Inc., a Utah corporation (“Vivint”), Smart Home Pros, Inc., a Utah corporation (“Smart Home”), 313 Aviation, LLC, a Utah limited liability company (“313”), and Vivint Purchasing’s LLC, a Utah limited liability company (“VP, LLC” and together with Vivint, Smart Home and 313, the “Utah Guarantors” and each a “Utah Guarantor”), in connection with the offer of APX Group Inc., a Delaware corporation (“Issuer”) to exchange up to $225,000,000 in aggregate principal amount of its 8.50% Senior Secured Notes due 2024 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 8.50% Senior Secured Notes due 2024 that were issued on May 10, 2019 (the “Outstanding Notes,” and together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 13, 2019 (the “Registration Statement”). Pursuant to the Indenture, dated as of May 10, 2019, among the Issuer, Utah Guarantors, the other guarantors named therein and Wilmington Trust, National Association, as trustee and as collateral agent (as amended, the “Indenture”), the Exchange Notes will be unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Exchange Notes Guarantee”). All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.

For purposes of this letter, we have examined such questions of law as we have deemed necessary and appropriate and have also examined the following documents and instruments:

1.	the Indenture;

2.	the form of Exchange Note representing the Exchange Notes; and

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

APX Group, Inc.

June 13, 2019

3.	the Exchange Notes Guarantee whose terms are set forth in the Indenture.

We have further examined:

A. Copies, certified or otherwise authenticated, of the constituent or governing documents of each Utah Guarantor;

B. A certificates of the Utah Division of Corporations & Commercial Code (the “Division”), each identified as a Certificate of Existence and each dated June 11, 2019, with respect to the status of each Utah Guarantor as a corporation or corporation, as applicable, indicating that as of the date of issuance such Utah Guarantor was in good standing in the State of Utah (collectively, the “Certificates of Existence”);

C. A copy of all of the resolutions adopted by or on behalf of each Utah Guarantor authorizing its execution and delivery of the Indenture, which includes the Exchange Notes Guarantee, certified as being in effect of the date hereof by an authorized agent of each Utah Guarantor;

D. A certificate, dated on or about the date the Registration Statement is filed, from authorized agents of each of the Utah Guarantors as to certain factual matters relating to this opinion letter (the “Opinion Certificate”).

The opinions set forth in this letter, as they relate to specific documents, relate to the specified documents and do not extend to documents, agreements, or instruments referred to in those documents (even if incorporated therein by reference) that are not expressly identified in this letter as having been examined by us.

We are opining herein as to the internal laws of the State of Utah with respect to our opinions set forth in this letter. Except as described in the previous sentence, we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal, county, subdivisions laws or the laws of any other local agencies within the State of Utah. In addition, our opinions are based upon our consideration of only those statutes, rules and regulations of the State of Utah that, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and the Exchange Notes Guarantee.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1.    (a) Each of Vivint and Smart Home is a corporation validly existing and in good standing under the laws of the State of Utah.

APX Group, Inc.

June 13, 2019

(b) Each of 313 and VP LLC is a limited liability company validly existing and in good standing under the laws of the State of Utah.

2.    The execution and delivery by each of the Utah Guarantors of, and the performance by such Utah Guarantor of its obligations under, the Indenture, which includes the Exchange Notes Guarantee, have been duly authorized by each of the Utah Guarantees by all necessary or limited liability company action on the part of such Utah Guarantor, as applicable, and the Indenture, which includes the Exchange Notes Guarantees, has been duly executed and delivered by each of the Utah Guarantors.

3.    The execution and delivery by each Utah Guarantor of the Indenture and the performance by such Utah Guarantor of its obligations under the Indenture, which includes the Exchange Notes Guarantee, are not prohibited by applicable provisions of Utah law

In rendering the foregoing opinions, we have assumed, with your consent:

(a)    The genuineness of the signatures not witnessed;

(b)    The authenticity of documents submitted as originals and the conformity to originals of documents submitted as copies;

(c)    The legal capacity of all natural persons who executed the Indenture and the Opinion Certificate;

(e)    The Indenture accurately describes and contain the understandings of each and every party thereto, and there are no oral or written statements or agreements by any of the parties to the Indenture that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Indenture, and the Indenture constitutes the legal, valid, binding and enforceable obligations of each of the parties thereto;

(f)    Adequate and legally sufficient consideration has been given exchange for the obligations incurred pursuant to the Exchange Notes Guarantee under the Indenture, as applicable, and that the parties thereto, including without limitation the Utah Guarantors, have received reasonably equivalent value for their obligations under the Indenture, as applicable.

The opinions set forth above are subject to the following qualifications, comments and limitations:

(i)    This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this letter are based upon the law in effect, and factual matters as they exist, on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by any legislative action, judicial decision or otherwise.

APX Group, Inc.

June 13, 2019

(ii)    To the extent that the Indenture refers to or incorporate by reference any other document or item, we express no opinion as to such other document or item or as to the effect, if any, such reference or incorporations by reference may have on the matters covered by this letter.

(iii)    We express no opinion (a) on the accuracy of any representation or warranty or the accuracy of any calculations, descriptions, or facts in the Indenture or in any exhibit or schedule thereto or in any document referenced therein or related thereto or in the Registration Statement; (b) regarding the content or adequacy of disclosures with respect to the Registration Statement, the Indenture and the transactions contemplated thereby; (c) as to compliance with any securities laws or regulations; (d) any violations of law that might result from any anti-competitive effect, of the transactions under the Indenture; (e) compliance with any anti-trust laws or trade regulation laws, insolvency or fraudulent transfer or antifraud laws; (f) as to the tax or accounting effects of, or the characterization of, the Exchange Notes Guarantee; or (g) as to any disclosure or reporting obligations of the Utah Guarantors with respect to the transactions contemplated by the Exchange Notes Guarantee.

This opinion may be relied upon by Simpson Thacher & Bartlett, LLP, as if it were addressed to it, in connection with the Exchange Notes. We consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.
SNELL & WILMER L.L.P.